Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 2
Payment Date	06/25/2002

Servicing Certificate
Beginning Pool Balance	11,842,391.57
Beginning PFA	0.00
Ending Pool Balance	11,301,280.81
Ending PFA Balance	-
Principal Collections	749,823.91
Principal Draws	208,713.15
Net Principal Collections	541,110.76
Active Loan Count	180

Interest Collections	51,734.18

Weighted Average Net Loan Rate	4.69393%
Substitution Adjustment Amount	0.00

Note Rate	2.12000%

Term Notes	Amount	Factor
Beginning Balance	11,172,642.03	0.4469057
Ending Balance	10,631,531.27	0.4252613
Principal	541,110.76	21.6444304
Interest	18,422.45	0.7368980
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	31,915.15

Beginning Overcollateralization Amount	669,749.54
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	669,749.54
Overcollateralization Target Amount	669,749.54

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	132,214.13	3	1.17%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	-	0	0.00%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	72,367.84	1	0.64%
Delinquent Loans (180+ Days)*	232,249.54	0	2.06%
Foreclosed Loans	232,249.54	2	2.06%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	44,672.26
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	44,672.26

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Period Balance to Notes	-
Ending Funding Account Balance	-
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00